As filed with the Securities and Exchange Commission on August 25, 2008

Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pioneer Drilling Company
(Exact name of registrant as specified in its charter)

Texas	74-2088619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated Pioneer Drilling Company 2007 Incentive Plan
(Full title of the plan)
Wm. Stacy Locke
President and Chief Executive Officer
Pioneer Drilling Company
1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209
(210) 828-7689
Copies to:
Daryl L. Lansdale, Jr.
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, TX 78205
(210) 270-9367
(Name, address, and telephone number, including area code, of agent for service)

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price (2)	registration fee (2)
Common Stock, $0.10 par value per share	3,000,000 shares	$17.26	$51,780,000	$2,035

(1)	This Registration Statement also covers an additional indeterminable number of shares as may be required pursuant to the Amended and Restated Pioneer Drilling Company 2007 Incentive Plan in the event of a stock dividend, stock split, recapitalization, or other similar transaction which results in a change in the number of shares outstanding of Pioneer Drilling Company’s (the “Company”) common stock, par value $0.10 per share (the “Common Stock”).
(2)	Estimated solely for the purpose of calculating the registration fee. Based on the average of high and low prices of the Common Stock as reported by the American Stock Exchange on August 19, 2008, in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE
     This Registration Statement on Form S-8 relates to the registration of 3,000,000 shares of Common Stock that may be offered and sold under the Pioneer Drilling Company Amended and Restated 2007 Incentive Plan (the “2007 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The document(s) containing the information required in Part I of Form S-8 have been sent or will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 and the introductory note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the ”Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:
     (1) The Company’s Transition Report on Form 10-KT for the nine-month period ended December 31, 2007, filed on February 27, 2008, File No. 001-08182;
     (2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, and June 30, 2008, filed on August 5, 2008, and August 7, 2008, respectively, File No. 001-08182;
     (3) The Company’s Current Reports on Form 8-K, filed on January 29, February 1, March 3 (as amended by Form 8-K/A on May 12, 2008), March 5, March 6, March 21, May 8, May 12, May 21, June 5, June 11, June 27 and August 21, 2008, File No. 001-08182;
     (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s most recent Transition Report on Form 10-KT referred to in (1) above; and
     (5) The description of the Common Stock contained in our registration statement on Form 8-A/A, filed on February 6, 2006, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     The Company is registering common shares that are registered pursuant to Section 12 of the Exchange Act.
ITEM 5. Interest of Named Experts and Counsel.
     Not applicable.
ITEM 6. Indemnification of Directors and Officers.
     Pioneer Drilling Company’s articles of incorporation, as amended, provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. Pioneer Drilling Company’s amended and restated bylaws provide that the Company will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”).
     Under Article 2.02-1 of the TBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Company. In addition, the TBCA permits indemnification for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful; provided, if the person is found liable to the Company or liable on the basis that personal benefit was improperly received by him, indemnification is limited to reasonable expenses actually incurred by such person and may not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

     Under an insurance policy maintained by Pioneer Drilling Company, the directors and executive officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. The Company has also entered into Indemnification Agreements with the Company’s directors and several executive and other officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 8, 2007.
     The foregoing discussion of Article 2.02-1 of the Texas Business Corporation Act and the Company’s articles of incorporation, as amended, amended and restated bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in its entirety by reference to such statute, articles of incorporation, bylaws and form of Indemnification Agreement.
     Reference is made to Item 9 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
ITEM 7. Exemption from Registration Claimed.
     Not Applicable.
ITEM 8. Exhibits.

Exhibit No.	Description
4.1
Articles of Incorporation of Pioneer Drilling Company, as amended (incorporated herein by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001, File No. 001-08182)

4.2
Articles of Amendment to the Articles of Incorporation of Pioneer Drilling Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, File No. 001-08182)

4.3	Amended and Restated Bylaws of Pioneer Drilling Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on December 10, 2007, File No. 001-08182)

10.1
Amended and Restated Pioneer Drilling Company 2007 Incentive Plan (incorporated herein by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, File No. 001-08182)

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Counsel (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm KPMG LLP

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

ITEM 9. Undertakings.
(a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on August 22, 2008.

Pioneer Drilling Company
By:	/s/ William D. Hibbetts
William D. Hibbetts
Interim Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wm. Stacy Locke and William D. Hibbetts, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Wm. Stacy Locke Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2008
/s/ William D. Hibbetts William D. Hibbetts	Senior Vice President and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2008
/s/ Dean A. Burkhardt Dean A. Burkhardt	Director	August 22, 2008
/s/ C. John Thompson C. John Thompson	Director	August 22, 2008

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Counsel (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm KPMG LLP

24.1*	Power of Attorney (included on signature page)

*	Filed herewith